CUSTODY ADMINISTRATION AND AGENCY AGREEMENT

          This Agreement, dated as of the 30th day of

November, 1995 made by and between DEM, Inc. (the

"Company"), a corporation duly organized under the laws of

the state of Maryland and operating as a closed-end

management investment company registered under the

Investment Company Act of 1940, as amended, and Fund/Plan

Services, Inc. ("Fund/Plan"), a corporation duly organized

and existing under the laws of the State of Delaware

(collectively, the "Parties").

                      WITNESSETH THAT:

          WHEREAS, the Company desires to retain Fund/Plan

to perform certain custody administration services on behalf of the Company; and

          WHEREAS, the Company desires that Fund/Plan act as

its agent for the specific purpose of taking receipt of, and making payment for, custody services performed on the

Company's behalf by UMB Bank, N.A. pursuant to an agreement

between UMB Bank, N.A. and the Company; and

          WHEREAS, Fund/Plan is willing to serve in such

capacity and perform such functions upon the terms and

conditions set forth below.

          NOW, THEREFORE, in consideration of the premises

and mutual covenants contained herein and for good and

valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Parties hereto, intending to be

legally bound, do hereby agree as follows:

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              APPOINTMENT OF FUND/PLAN AS AGENT

          Section 1.  The Company hereby appoints Fund/Plan

as an agent of the Company, and Fund/Plan hereby accepts

such appointment, for the limited purpose of: (i) accepting

invoices charged to the Company for custody services

performed by UMB Bank, N.A. on the Company's behalf, and

(ii) remitting payment to UMB Bank, N.A. for such services

performed in amounts as set forth in Schedule "A" attached

hereto.



               CUSTODY ADMINISTRATION SERVICES

          Section 2.  As Custody Administrator, Fund/Plan

shall:

          a)   coordinate and process portfolio trades
               through terminal links with UMB Bank, N.A.

          b)   input and verify portfolio trades

          c)   monitor pending and failed security trades

          d) coordinate communications between brokers and banks to resolve any operational problems

          e) advise the Company of any corporate action information, address and follow up on any dividend or interest discrepancies

          f)   process the Company's expenses

          g)   interface with the accounting services
               provider and the transfer agent to research and resolve custody cash problems

          h)   provide daily and monthly reports

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                        TERM and FEES

          Section 3.

          (a)  The term of this Agreement shall be for a

period of two (2) years commencing on the date on which the

Company's registration statement is declared effective by

the U.S. Securities and Exchange Commission ("Effective

Date") and shall continue thereafter on a year to year term

subject to termination by either Party as set forth below.

          (b)  After the initial term of this Agreement, the

Company or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take

effect at the time specified in the notice, which date shall not be less than one hundred twenty (120) days after the

date of receipt of such notice.  Upon the effective

termination date, the Company shall pay to Fund/Plan such

compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket

expenses and disbursements reasonably incurred by Fund/Plan

to such date.

          (c)  If a successor to any of Fund/Plan's duties

or responsibilities under this Agreement is designated by

the Company by written notice to Fund/Plan in connection

with the termination of this Agreement, Fund/Plan shall

promptly upon such termination and at the expense of the

Company, transfer all required records and shall cooperate

in the transfer of such duties and responsibilities.

          (d)  The Company agrees to pay Fund/Plan

compensation for its

services and to reimburse it for expenses at the rates and

amounts as set forth in Schedule

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"A" attached hereto, and as shall be set forth in any

amendments to such Schedule "A" approved by the Company and

Fund/Plan.  The Company agrees and understands that

Fund/Plan's compensation be comprised of two components,

payable on a monthly basis, as follows:

               (i)  a fixed fee for each series of shares of

the Company ("Series"), together with an asset based fee

which the Company hereby authorizes Fund/Plan to collect by

debiting the Company's custody account for invoices which

are rendered for the services performed for the applicable

function.  The invoices for the services performed will be

sent to the Company after such debiting with the indication

that payment has been made; and

               (ii) reimbursement of any out-of-pocket

expenses paid by Fund/Plan on behalf of the Company, which

out-of-pocket expenses will be billed to the Company within

the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred.  The

Company agrees to reimburse Fund/Plan for such expenses

within ten calendar days of receipt of such bill.

          For the purpose of determining fees payable to

Fund/Plan, the value of a Series' net assets shall be

computed at the times and in the manner specified in the

Company's Prospectus and Statement of Additional Information

then in effect.

          During the term of this Agreement, should the

Company seek services or functions in addition to those

stated, a written amendment to this Agreement specifying

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the additional services and corresponding compensation shall be executed by both Fund/Plan and the Company.


                     GENERAL PROVISIONS

          Section 4.

          (a)  Fund/Plan, its directors, officers,

employees, shareholders and agents shall only be liable for

any error of judgment or mistake of law or for any loss

suffered by the Company in connection with the performance

of this Agreement that results from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of

Fund/Plan in the performance of its obligations and duties

under this Agreement.

          (b)  Any person, even though also a director,

officer, employee, shareholder or agent of Fund/Plan, who

may be or become an officer, trustee, employee, or agent of

the Company, shall be deemed, when rendering services to

such entity or acting on any business of the Company (other

than services or business in connection with Fund/Plan's

duties hereunder), to be rendering such services to or

acting solely for the Company and not as a director,

officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though that person is being paid salary by Fund/Plan.

          (c)  Notwithstanding any other provision of this

Agreement, the Company shall indemnify and hold harmless

Fund/Plan, its directors, officers, employees, shareholders

and agents from and against any and all claims, demands,

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expenses and liabilities (whether with or without basis in

fact or law) of any and every nature which Fund/Plan may

sustain or incur or which may be asserted against Fund/Plan

by any person by reason of, or as a result of (i) any action taken or omitted to be taken by Fund/Plan in good faith

hereunder or (ii) any action taken or omitted to be taken by

Fund/Plan in connection with its appointment under this

Agreement, which action or omission was taken in good faith

in reliance upon any law, act, regulation or interpretation

of the same even though the same may thereafter have been

altered, changed, amended, or repealed.  Indemnification

under this subparagraph, however, shall not apply to actions or omissions of Fund/Plan or its directors, officers,

employees, shareholders, or agents in cases of its or their

willful misfeasance, bad faith, gross negligence or reckless disregard of its or their duties hereunder.

          (d)  Fund/Plan shall give written notice to the

Company within thirty (30) business days of receipt by

Fund/Plan of a written assertion or claim of any threatened

or pending legal proceeding which may be subject to this

indemnification.  The failure to notify the Company of such

written assertion or claim shall not, however, operate in

any manner whatsoever to relieve the Company of any

liability arising under this Section or otherwise, except to the extent that failure to give notice prejudices the

Company.

          (e)  For any legal proceeding giving rise to this

indemnification, the Company shall be entitled to defend or

prosecute any claim in the name of Fund/Plan at its own

expense and through counsel of its own choosing if it gives

written notice to

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Fund/Plan within thirty (30) business days of receiving

notice of such claim.  Notwithstanding the foregoing,

Fund/Plan may participate in the litigation at its own

expense through counsel of its own choosing.  In the event

the Company chooses to defend or prosecute such claim, the

parties shall cooperate in the defense or prosecution

thereof and shall furnish such records and other information as are reasonably necessary.

          (f)  The Company shall not settle any claim under

(d) and (e) above without Fund/Plan's express written

consent, which consent shall not be unreasonably withheld.

Fund/Plan shall not settle any such claim under (d) and (e)

above without the Company's express written consent which

likewise shall not be unreasonably withheld.

          Section 5.  This Agreement may be amended from

time to time by a supplemental agreement executed by the

Company and Fund/Plan.

          Section 6.  Except as otherwise provided in this

Agreement, any notice or other communication required by or

permitted to be given in connection with this Agreement

shall be in writing, and shall be delivered in person or

sent by first class mail, postage prepaid, to the respective parties as follows:

          If to DEM, Inc.:           Fund/Plan:

          DEM, Inc.                  Fund/Plan Services, Inc.
          The World Trade Center - Baltimore 2 West Elm
          Street
          401 East Pratt Street, 28th Floor  Conshohocken, PA
          19428
          Attention: Nathan A. Chapman, Jr.  Attention:
          Kenneth J. Kempf,
                President                    President

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
          Section 7.  The Company represents and warrants to

Fund/Plan that the execution and delivery of this Agreement

by the undersigned officers of the Company has been duly and validly authorized by resolution of the Board of Directors

of the Company.

          Section 8.  This Agreement may be executed in two

or more counterparts, each of which when so executed shall

be deemed to be an original, but such counterparts shall

together constitute but one and the same instrument.

          Section 9.  This Agreement shall extend to and

shall be binding upon the Parties and their respective

successors and assigns; provided, however, that this

Agreement shall not be assignable by the Company without the written consent of Fund/Plan or by Fund/Plan without the

written consent of the Company, authorized or approved by a

resolution of their respective Board of Directors.

          Section 10.  This Agreement shall be governed by

the laws of the Commonwealth of Pennsylvania and the venue

of any action arising under this Agreement shall be

Montgomery County, Commonwealth of Pennsylvania.

          Section 11.  No provision of this Agreement may be

amended or modified, in any manner except in writing,

properly authorized and executed by Fund/Plan and the

Company.

          Section 12.  If any part, term or provision of

this Agreement is held by any court to be illegal, in

conflict with any law or otherwise invalid, the remaining

portion or portions shall be considered severable and not be affected, and the rights and obligations

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of the parties shall be construed and enforced as if the

Agreement did not contain the particular part, term or

provision held to be illegal or invalid provided that the

basic Agreement is not thereby substantially impaired.

          IN WITNESS WHEREOF, the parties hereto have caused

this Agreement, consisting in its entirety of six

typewritten pages, together with Schedule "A" to be signed

by their duly authorized officers, as of the day and year

first above written.

DEM, Inc.                         Fund/Plan Services, Inc.




/s/ NATHAN A. CHAPMAN, JR.        /s/ KENNETH J. KEMPF
By:  Nathan A. Chapman, Jr., President
By:  Kenneth J. Kempf, President
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                        SCHEDULE "A"

       CUSTODY AGENCY AND ADMINISTRATION FEE SCHEDULE
                             FOR
                          DEM, INC.

I. Annual Custody Fee Schedule per portfolio (1/12th payable monthly): Subject to a minimum monthly fee of $400, Custody Agency and Administration Fees shall be calculated as of the last business day of the month and payable monthly, in arrears, at the following annual rates:

              .0002          On the First        $ 30
    Million of Net Assets
          .00015         On the Next         $ 70 Million of
Net Assets
          .0001          Over                $100 Million of
Net Assets

II. Custody Domestic Securities Transactions Charge

              Book Entry DTC, Federal Book Entry
    $14.00
          NOW Accounts                            $  2.00
          Physical Securities, Physical GNMA's, Options,
RIC's     $24.50
          Mortgage Backed Securities - Principal Pay Down
Per Pool  $11.00
          Wire Charge                                  $
8.00

          * A transaction includes Buys, Sells, Maturities or free security movement.

III. When Issued, Securities Lending, Options, Futures:

          Should any of these investment vehicles require a separate segregated custody account, a fee of $250 per account per month will apply.

OUT-OF-POCKET EXPENSES

DEM, Inc. will reimburse Fund/Plan monthly for all out-of-pocket expenses, including telephone, postage, telecommunications, special reports, record retention and copying and sending materials to independent accountants for off-site audits.

ADDITIONAL SERVICES

To the extent DEM, Inc. commences using investment techniques such as Futures, Security Lending, Short Sales,
Interest Rate Swaps, Futures, Leveraging, Precious Metals and foreign securities, additional fees will apply.

Activities of a non-recurring nature such as fund consolidations, mergers, or reorganizations will be subject to negotiation. To the extent DEM, Inc. should decide to
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issue multiple/separate classes of shares, additional fees
will apply. Any enhanced services, programming requests or reports will be quoted upon request.

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